Exhibit 2.1

NATIONAL

HOLDINGS CORPORATION

120 Broadway, 27th Floor, New York, NY 10271, Phone 212-417-8210, Fax 212-417-8010

August 8, 2013

Gilman Ciocia, Inc

11 Raymond Avenue

Poughkeepsie, New York 12603

Attention: Mr. Michael Ryan

Re: Agreement and Plan of Merger

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of June 20, 2013 (the "Merger Agreement"), by and among National Holdings Corporation, a Delaware corporation ("National"), National Acquisition Corp., a Delaware corporation and a direct wholly-owned Subsidiary of National, and Gilman Ciocia, Inc., a Delaware corporation. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, this will confirm our mutual agreement that the Merger Agreement is hereby amended to correct a typographical error by deleting reference to "Section 368(a)(1)(C)", which appears in the second WHEREAS clause of the Merger Agreement, and inserting "Section 368(a)" in its place. Except for the foregoing change, the Merger Agreement shall be unmodified and remain in full force and effect in accordance with its terms.

Please confirm your agreement to the foregoing by signing this letter below.

NATIONAL HOLDINGS CORPORATION

By: /s/ Mark D. Klein
Name: Mark D. Klein
Title: Co Executive Chairman and Chief Executive Officer

NATIONAL ACQUISITION CORP.

By: /s/ Mark D. Klein
Name: Mark D. Klein
Title: Chief Executive Officer

GILMAN CIOCIA, INC.

By: /s/ Michael Ryan
Name: Michael Ryan
Title: Chief Executive Officer

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